[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type that the Company treats as private or confidential.

Exhibit A to this exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K.
Exhibit A     Older Workers Benefits Protection Act (“OWBPA”) Disclosures

CONFIDENTIAL SEPARATION AGREEMENT AND
COMPLETE RELEASE OF ALL CLAIMS
This CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is entered into by and between Melinda Marchesi (“Employee”) and Prosper Marketplace, Inc. (the “Company”) and collectively, the “Parties.”
RECITALS
A.Employee’s employment with the Company terminated on January 15, 2025 (the “Termination Date”);
A.The Parties now desire to memorialize their agreement to resolve all and any disputes between them arising out of or in connection with Employee’s employment with, and separation of employment from, the Company, and any and all other matters arising before the Effective Date (as defined below); and
B.The Parties are willingly and voluntarily entering into this Agreement; Employee has reviewed and understands the terms of this Agreement, and understands that by signing this Agreement, Employee is releasing all known and unknown claims, including any such claims disputed by the Parties.
AGREEMENT
IN CONSIDERATION of the promises and mutual covenants contained in this Agreement, the Parties agree as follows:
1.Effective Date.
1.1This Agreement shall become effective on the eighth (8th) calendar day after Employee signs this Agreement, if Employee does not timely revoke this Agreement using the procedures set forth in Section 22.7 below (the “Effective Date”).
2.Consideration.
2.1In consideration of the promises made by Employee in this Agreement, including in particular the release which forms a material part of this Agreement, the Company shall provide Employee the following severance benefits (collectively, the “Severance”):
2.1.1The Company shall pay to Employee the gross amount of Three Hundred and One Thousand Five Hundred Dollars and Zero Cents ($301,500.00), less all applicable withholdings and deductions, including any garnishments or other legally required deductions, within ten (10) business days after the Effective Date. This amount is equivalent to nine (9) months of compensation at Employee’s regular rate of pay.
2.1.2Provided Employee timely elects to participate in COBRA, the Company shall pay Employee’s COBRA premiums for the health plan option Employee has in place at the Termination Date, until the earliest to occur of (a) nine (9) months after the Termination Date; or (b) the date Employee becomes eligible to participate in a comparable benefit provided by a subsequent employer.
2.2Employee acknowledges and agrees that the Company has not made any representations or warranties regarding the tax consequences of any amounts paid pursuant to this Agreement.  Employee is solely responsible for all tax reporting obligations and agrees to pay all local, state and federal income taxes, penalties, interest, fines or other assessment incurred or owed by Employee, if any, in connection with the Severance or this Agreement. Employee agrees to indemnify and hold harmless the Company against any liabilities, assessment of taxes, penalties, interests, fines, costs and expenses, including attorneys’ fees, arising out of the Severance or this Agreement.
2.3There is a good faith dispute between the Parties as to whether Employee is owed any additional payments, including but not limited to wages, commissions, bonuses, vacation, sick leave, holidays, reimbursements, benefits, and/or penalties, except for the Severance expressly set forth in Section 2.1 above, and Employee is willing to compromise and resolve all such claims by accepting the Severance under the terms of this Agreement.
3.No Admission.
It is understood and agreed that this Agreement shall not be construed as an admission by either party of any liability or the violation of any law, statute, ordinance, contract, regulation or legal or moral duty whatsoever. The Company specifically disclaims any liability to Employee for any violation of any law, statute, ordinance, contract or duty.
4.General Release.
4.1Except as otherwise stated in this Agreement, and in consideration for all of the promises and covenants herein, including but not limited to the Severance, Employee acknowledges and agrees that Employee has actual bona fide disputes with the Company that are released by this Agreement, including without limitation disputes as to wage and hour claims, and knowingly and voluntarily releases and forever discharges the Company, its parent, subsidiary, related, affiliated, predecessor, and successor companies/entities, and each of their respective past, present and future principals, owners, stockholders, partners, members, directors, officers, joint venturers, joint employers, alter-egos, affiliates, fiduciaries, trustees, employees, servants, contractors, agents, attorneys, insurers, assigns, and representatives (the “Released Parties”) from all actions, suits, claims, controversies, disputes, demands, liabilities, grievances, charges, injuries, losses, damages, monies, injunctive relief, arbitrations, judgments, awards, orders, executions, attorney’s fees, debts, interest, expenses and costs, and other legal responsibilities, of any form or nature whatsoever, and/or any causes of action of whatever kind or character, whether known or unknown, suspected or unsuspected, unforeseen, unanticipated, unsuspected, or latent, which Employee (or Employee’s predecessors, successors, assigns, representatives, or authorized agents) ever had, now has, or which Employee’s heirs, assigns, executors or administrators hereafter can, shall or may have, arising out of or relating in any way to any acts, circumstances, facts, transactions, omissions, or other subject matters, based on facts occurring prior to the time Employee executes this Agreement (“Released Claims”).
4.2The Released Claims include, but are not limited to, any claims, causes of action, rights, actions, suits, charges, or disputes that have been or could be asserted against any of the

Released Parties arising out of, in connection with, or in any way related to (a) Employee’s application for employment with the Company, relationship or employment with the Company and/or the termination of Employee’s relationship or employment with the Company; (b) any term or condition of Employee’s relationship or employment with the Company, including but not limited to any and all wages, compensation, salaries, minimum wage, overtime, holiday pay, bonuses, commissions, pay, allowances, monies, meal and rest period violations or premiums, off the clock work, expenses/reimbursements, wage statements, employee benefits, sick/vacation pay, sick leave, severance pay, retention pay, paid leave benefits, notification rights, any other wage and hour related claims, and any other benefits, penalties, interest, damages, and promises related to the same; and (c) any claims to any equity interest in the Company, including without limitation stock options, shadow stock, restricted stock, membership units, distribution rights, partnership, stock, and all other forms of equity. Without limiting the foregoing, and by way of examples only, the Released Claims also extend to any and all claims for alleged (a) violation of the National Labor Relations Act (NLRA) (to the extent permitted by law), Title VII of the Civil Rights Act (Title VII), the Americans With Disabilities Act of 1990 (ADA), the Age Discrimination in Employment Act (ADEA), the Older Worker Benefit Protection Act (OWBPA), the Employee Retirement Income Security Act (excluding vested benefits) (ERISA); the Rehabilitation Act, the Occupational Safety and Health Act (OSHA) (federal and California), the American Rescue Plan Act (ARPA), the Families First Coronavirus Response Act (FFCRA), the Fair Labor Standards Act (FLSA), the Family and Medical Leave Act (FMLA), the California Family Rights Act (CFRA), the Worker Adjustment and Retraining Notification Act (federal and California), the California Fair Employment and Housing Act (FEHA), the Unfair Business Practices Act/Unfair Competition Law (UCL); the California Labor Code, the California Government Code, the California Civil Code, the applicable California Wage Order(s), and the California Private Attorneys General Act (to the extent permitted by law) the Florida Civil Rights Act (FCRA), the Florida Law on Equal Pay, the Florida Minimum Wage Act, the Florida Wage Discrimination Law, the Florida Whistleblower Protection Act (FWA), the Florida Reemployment Assistance Program Law (RAP), the Florida Workers’ Compensation Law Retaliation Act (FWCA), the Florida Fair Housing Act (FHA), the Florida Military Code, the Florida AIDS Act, the Florida Discrimination on the Basis of Sickle Cell Trait Law, claims related to Florida OSHA, the Florida Constitution, Miami-Dade County Code, Chapter 11A, Broward County Human Rights Act, Palm Beach County Code, Article VI, the Gainesville, Florida Fair Chance Hiring Ordinance, Florida’s wage and hour laws, all Florida State and Local Leave laws, and all local laws that may be legally waived, (all as amended); (b) discrimination or harassment on the basis of any protected status, such as race, color, ancestry, national origin (including language use restrictions), natural hair, citizenship, religious creed (including religious dress and grooming practices), sex (which includes pregnancy, childbirth, lactation and medical conditions related to pregnancy, childbirth or lactation), marital status, domestic partnership status, sexual orientation, gender, gender identity, gender expression, veteran status, military status, political affiliation, family care or medical leave status or the denial of family and medical care leave, age, physical or mental disability (including HIV and AIDS), medical condition (including cancer and genetic characteristics), genetic information, or any other basis protected by applicable federal, state or local law, rule, ordinance or regulation; (c) any whistleblower or retaliation claims on the basis of any protected activity or other protected basis; (d) breach of any express or implied promise, contract or agreement (express or implied), or breach of the implied covenant of good faith and fair dealing; (e) any tort or common law claims, including wrongful discharge, intentional or negligent infliction of emotional distress, negligence, fraud, misrepresentation, defamation, interference with prospective economic advantage, or other tort or common law actions; (f) claims for misclassification, wage and hour, or other claims related to hours, conditions, or compensation related to work; and (g) any other violation of local, state, or federal law, constitution, statute, regulation, ordinance, order, guidance, resolution, public policy, contract, or tort or common law claim, whether for legal or equitable relief, having any bearing whatsoever on the terms and conditions of employment, or association or working relationship, with any of the Released Parties, including but not limited to any allegations for penalties, interest, costs and fees, including attorneys’ fees, incurred in any of these matters, which Employee ever had, now has, or may have as of the date of this release. All such claims, liabilities or causes of action (including, without limitation, claims for related attorneys’ fees and costs) are forever barred by this Agreement regardless of the forum in which they may be brought. The Parties intend for this release to be as broad as possible.
4.3Notwithstanding the foregoing, Employee does not waive or release any claim which cannot be waived or released by private agreement. Further, nothing in this Agreement shall prevent Employee from filing a charge or complaint with, or from participating in, an investigation or proceeding conducted by the SEC, OSHA, EEOC, California Civil Rights Department (“CRD”, formerly known as DFEH), Florida Commission on Human Relations (“FCHR”), NLRB or any other federal, state or local agency charged with the enforcement of any employment or other applicable laws. Employee, however, understands that by signing this Agreement, Employee waives the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, the CRD, FCHR, or any other state or local deferral agency on Employee’s behalf to the fullest extent permitted by law, but expressly excluding any monetary award or other relief available from the SEC/OSHA, including an SEC/OSHA whistleblower award, or other awards or relief that may not lawfully be waived.
4.4Unknown Claims. It is a condition of this Agreement, and it is the Parties’ intention by executing this Agreement, that the release of claims contained in this Agreement shall be effective as a bar to each and every claim, whether now known or unknown. As such, Employee expressly, knowingly and voluntarily waives any and all rights and benefits conferred by section 1542 of the California Civil Code, and any equivalent statute in any other state and does so understanding and acknowledging the significance and consequence of such specific waiver of section 1542, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
4.5To the extent the release set forth in this Agreement expressly extends to Released Parties that are not signatories to this Agreement, it is expressly declared to be for their benefit and use.
4.6Employee warrants and agrees that Employee shall not and has not filed any claims, causes of action or complaints against the Company or any of the Released Parties that relate to any actions or conduct occurring prior to the execution of this Agreement, except for any such claims that cannot be waived in a private agreement. Employee agrees that if they do file such court action the Company shall be entitled to cease any further payments and that the payments already made under this Agreement, if any, shall constitute full and complete consideration for Employee’s release of claims.
5.No Other Consideration.
5.1Employee represents and acknowledges that the consideration contained in this Agreement shall constitute the entire consideration provided to Employee and Employee will not seek any further compensation for any claim, damage, cost, or attorney’s fees in connection with the matters encompassed in this Agreement. Employee represents and acknowledges that the consideration contained in this Agreement constitutes a full satisfaction and accord of any claims Employee has or may have against the Company or any of the Released Parties. Employee acknowledges the Severance constitutes ample consideration, the sufficiency of which is hereby acknowledged, for Employee’s promises in this Agreement.
6.Covenant Not To Sue.
This Agreement is expressly conditioned upon Employee’s covenant not to file any claim against the Company or its owners, officers, directors, employees, or any of the Released Parties. Employee agrees not to sue any of the Released Parties or become a party to a lawsuit, whether in an individual or representative capacity, on the basis of any claims of any type that arise out of or relate to any aspect of Employee’s employment or termination of employment with the Company or any other matter up through the date Employee executes this Agreement. Employee understands that this is an affirmative promise by Employee not to sue any of the Released Parties, which is in addition to Employee’s general release of claims. If Employee (whether individually or jointly) breaches this Agreement by suing any of the Released Parties in violation of this Covenant Not to Sue, Employee understands that (i) the Released Parties, or any one of them, will be entitled to apply for and receive an injunction to restrain any violation of this Agreement; and (ii) Employee will be required to pay the Released Parties’ legal costs and expenses, including reasonable attorney fees, associated with defending against any such lawsuit and enforcing the terms of this Agreement.
7.Employee Representations.
Employee warrants, represents and acknowledges that the Company is providing the Severance in reliance upon the following: (a) Employee has returned all Company property to the Company, including all confidential information, files, data, employee information, PII, business plans, marketing information, emails, company social media posts and accounts, computer hardware or software, printer, copier, files, papers, memoranda, correspondence, customer, vendor, supplier lists, financial data, credit cards, keys, recordings, pictures, passwords and security access cards, and any other items of any nature which were or are the property of the Company (which expressly includes all documents and correspondence created or received by Employee as part of Employee’s employment with the Company); (b) Employee will not retain any copies (whether in electronic or hard copy form) of any such property in Employee’s possession or under Employee’s control, and has fully and finally deleted any Company documents or information from all of Employee’s computers, laptops, personal devices, personal storage accounts or devices, and any other storage media; (c) Employee has no reason to believe that Employee has suffered any injuries or illnesses on the job which have not been reported in writing to the Company; (d) Employee acknowledges that Employee has been properly provided any leave of absence because of Employee’s or Employee’s family member’s health condition; and (e) Employee agrees that the Company does not possess any property belonging to Employee.
8.Transition and Cooperation.
Upon reasonable notice, Employee agrees to cooperate with the Company and/or any of the Released Parties and its or their legal counsel in connection with any current or future investigation or litigation relating to any matter with which Employee was involved or of which Employee has knowledge.

9.No Voluntary Cooperation in Claims Against Company.
Employee understands that, if this Agreement was not signed, Employee would have the right to voluntarily assist other individuals or entities in bringing claims against the Company. Notwithstanding, Employee understands and agrees that Employee waives such rights and shall not aid or assist others in their pursuit of claims against the Company unless: (1) Employee is required to provide such assistance pursuant to a court order or process, or (2) Employee’s assistance is required by any a federal, state or local governmental or administrative entity with proper jurisdiction. Nothing in this provision prohibits the Employee from providing honest and truthful testimony when required to do so by law.
10.Liens and Encumbrances.
Employee represents and warrants that there are no liens or encumbrances on the Severance. Employee also represents and warrants that Employee has not assigned or transferred or purported to assign or transfer to any person, firm or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released. Employee agrees to indemnify and hold the Company and Released Parties harmless against any claim, demand, right, damage, liability, debt, account, action, cause of action, cost or expense, including attorneys’ fees, arising out of or in any way connected with any liens, encumbrances, transfer or assignment, or any such purported claimed lien, encumbrance, transfer or assignment.
11.Arbitration.
11.1Employee agrees and acknowledges that Employee shall continue to be bound by the Arbitration Agreement between Employee and the Company on or around July 19, 2023.
12.Confidentiality of Agreement.
12.1Employee agrees not to disclose the terms of this Agreement, or the fact of its existence or execution, to anyone other than Employee’s immediate family members, attorneys, financial advisors, or accountants (provided that Employee obtains such person’s written agreement not to disclose the fact or terms of this Agreement and that a breach by such person shall be considered a breach by Employee), governmental taxing authorities, or pursuant to a subpoena or order of a court of competent jurisdiction or to the SEC, OSHA, EEOC, CRD, FCHR or NLRB to the extent required by law. This Confidentiality provision is a material term of this agreement.
13.Non-Disparagement.
13.1Employee agrees that Employee shall not orally or in writing criticize, disparage, make any negative statements, or otherwise undermine the reputation of the Company or any of the Released Parties or comment in any negative way upon the business operations, products, services, employees, practices, procedures or policies of the Company or any of the Released Parties. Employee’s non-disparagement obligation is a material term of this Agreement. Nothing in this Section or any other provision of this Agreement prevents the Parties from (1) discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, or any other conduct the Parties have reason to believe is unlawful; or (2) providing truthful testimony or answers in response to any legal process, or during any judicial, quasi-judicial, or administrative proceedings.

14.Severability.
14.1Should any clause or provision of this Agreement be declared illegal or unenforceable, it shall be modified or reformed as minimally necessary to be enforceable. If the provision cannot be modified or reformed to be enforceable, such provision shall be severed and deemed null and void, leaving the remainder of this Agreement in full force and effect.
15.Reliance.
15.1The Parties represent and acknowledge that in executing this Agreement, they do not rely and have not relied upon any representation or statement made (or any material facts omitted) by the other party or the other party’s agents, attorneys, employees, officers, directors, or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically stated in this Agreement.
16.Continuing Obligations.
16.1Employee agrees and acknowledges that during Employee’s employment, Employee obtained certain confidential business information of the Company and its clients. Employee agrees to hold in strictest confidence, and not to use (except for the benefit of the Company as applicable) or disclose to any person, firm, or corporation without written authorization of an officer of the Company, any confidential or proprietary information.
16.2Employee understands that this confidential or proprietary information is or may be in the nature of a trade secret, and is the exclusive property of the Company. Employee will not retain any copies of any such confidential or proprietary information in Employee’s possession or under Employee’s control and will return all such confidential and proprietary information to the Company. Employee covenants that Employee will not, directly or indirectly, use for Employee’s own benefit, use to the detriment of the Company, or divulge to persons other than authorized representatives of the Company, any confidential or proprietary information.
17.Miscellaneous.
17.1Counterparts and Signatures: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same written instrument. An electronic signature (i.e., an electronic sound, symbol, or process attached or associated with a contract or record and executed or adopted by a person with the intent to sign a record) will be treated as a handwritten signature under federal and state law. Delivery of this Agreement via electronic or facsimile transmission shall be deemed equivalent to physical delivery of the Agreement.
17.2Successors in Interest: This Agreement shall be binding upon the Parties and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Employee expressly warrants that Employee has not transferred to any person or entity any rights, causes of action, or claims released in this Agreement, and that Employee is fully empowered to enter into this Agreement.
17.3Governing Law and Interpretation: This Agreement shall be governed by, interpreted under and enforced under the laws of Florida and venue shall be deemed to be in the county where Employee was last employed with the Company. The Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties hereto.

17.4Amendment: This Agreement may not be modified, altered or changed, except upon express written consent of the Parties.
17.5Entire Agreement: This Agreement, together with any exhibits and other documents or agreements expressly referenced in this Agreement, sets forth the entire agreement between the Parties and supersedes any prior agreements, contracts or understandings between the Parties.
18.Knowing and Voluntary Agreement.
By signing this Agreement, Employee acknowledges that:
18.1Employee has had a full forty-five (45) days within which to consider this Agreement before executing it or has freely and knowingly waived the right to consider this Agreement for a full 45 days by executing the Agreement before the expiration of the 45-day period;
18.2The Parties agree that any changes, whether material or immaterial, to this Agreement, do not restart the running of the 45-day period;
18.3Employee has carefully read and fully understands all provisions of this Agreement;
18.4Employee knowingly and voluntarily agrees to all of the terms set forth in this Agreement and agrees to be legally bound by all of the terms set forth in this Agreement;
18.5Employee has been and hereby is advised in writing to consider the terms of this Agreement and to consult with an attorney;
18.6Prior to signing this Agreement, Employee has had the opportunity to consult with counsel of Employee’s choice concerning the terms and conditions of this Agreement and has done so or freely chosen not to do so;
18.7Employee has a full seven (7) days following the execution of this Agreement to revoke this Agreement. To revoke, Employee must deliver a written statement of revocation to Jared Brown at [***] or to Jared Brown at 221 Main Street, Suite 300, San Francisco, CA 94105 no later than midnight on the seventh (7th) day after Employee signed this Agreement. If Employee revokes within seven (7) days, Employee will receive no benefits under this Agreement. If Employee does not exercise their right to revoke this Agreement, then the Agreement shall become effective on the date immediately following the seven-day (7) revocation period described above; and
18.8Employee expressly understands that among the various rights and claims being waived by this Agreement are those arising under the Age Discrimination in Employment Act (ADEA) of 1967 (29 U.S.C. § 621, et seq.), but that any such claims that arise after the date of this Agreement are not waived. Although Employee is releasing claims that Employee may have under the Older Workers Benefit Protection Act (OWBPA) and ADEA, Employee understands that Employee may challenge the knowing and voluntary nature of their release in this Agreement before a court, the Equal Employment Opportunity Commission (EEOC), NLRB, or any other federal, state or local agency charged with the enforcement of such employment laws. The OWBPA requires that certain information be given to Employee at the time Employee is presented with this Agreement, and the required information is attached hereto as Exhibit A. Employee should carefully review the important information contained in Exhibit A.

Having read the foregoing, having fully understood and agreed to the terms and provisions of this Agreement and intending to be bound hereby, the Parties voluntarily and of their own free will execute this Agreement as follows:
PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

AGREED AND UNDERSTOOD:
Dated:_1/15/2025________________________	By: /s/ Melinda Marchesi_______________ Name: Melinda Marchesi PROSPER MARKETPLACE, INC.
Dated:_1/15/2025________________________	By:_/s/ Jared Brown__________________ Name: Jared Brown Title: Vice President, People & Places